Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez
(609) 452-4807
www.covance.com

COVANCE REPORTS FOURTH QUARTER REVENUE OF $485M AND EPS OF $0.64 PER SHARE

— Record Adjusted Net Orders of $643 Million; 1.33 Adjusted Book-to-Bill —

— Issues 2010 Targets: Revenue Growth of ~10% and EPS of $2.50 to $2.75 —

Princeton, New Jersey, January 27, 2010 — Covance Inc. (NYSE: CVD) today reported earnings for its fourth quarter ended December 31, 2009 of $0.64 per diluted share. For the full-year, earnings per share were $2.73 on a GAAP basis, inclusive of $0.10 per share in gains related to sales of businesses and $0.03 from favorable income tax resolutions in the third quarter. Excluding the gains on sales and the tax item, full-year earnings per share were $2.60.

“During a challenging 2009, we made progress on a number of fronts, delivering full-year net revenue growth of 8.1% (11.2% excluding the impact of foreign exchange), record adjusted net orders of $2.4 billion, a full-year adjusted book-to-bill of 1.27 to 1, and market share gains across most of our portfolio,” said Joe Herring, Chairman and Chief Executive Officer. “In the fourth quarter, net revenue grew 10.6% (6.9% excluding the impact on foreign exchange) and operating margin was 11.3%. Early Development revenues grew $6.7 million sequentially and operating income was up slightly from the third quarter. Sequential growth in toxicology revenue and operating margin was offset by weaker performance in clinical pharmacology and some chemistry services. In Late-Stage Development, continued strong performances in clinical development and central laboratories drove revenue growth of 25.6% (19.3% excluding the impact on foreign exchange) and operating margin of 22.6%. As forecasted, operating margin declined from the record third quarter level primarily due to hiring of new staff and a shift in the mix of central laboratory kits.

“On the commercial front, continued strong business awards in clinical development and central laboratory led to record adjusted net orders in the fourth quarter of $643 million, representing an adjusted book-to-bill ratio of 1.33 to 1. For the second consecutive quarter, Early Development recorded a quarterly adjusted book-to-bill greater than 1.0 to 1. On a trailing twelve month basis, our Late-Stage Development adjusted book-to-bill was approximately 1.45 to 1.

“Looking to 2010, Covance expects full-year revenue growth to be approximately 10% over 2009 and earnings per share to be in the range of $2.50 to $2.75. The midpoint of this range assumes toxicology and chemistry earnings will remain roughly flat from the fourth quarter of 2009 levels, sequential improvement in clinical pharmacology results as the year progresses, operating margins in Late-Stage Development remain near the fourth quarter 2009 level, no new strategic transactions, and foreign exchange rates at year-end 2009 levels. The earnings target for 2010 also reflects a step-up in depreciation and maintenance expense from new IT systems and other investments, and a return to a normal level of incentive compensation expense. In the first quarter of 2010, we expect a sequential decline of approximately four cents in earnings per share from the fourth quarter of 2009, largely relating to higher expenses associated with new IT systems coming online and incentive compensation.

Consolidated Results

($ in millions except EPS)	4Q09	4Q08	Change	FY2009	FY2008	Change
Total Revenues	$507.3	$463.8		$1,962.6	$1,827.1
Less: Reimbursable Out-of-Pockets	$22.2	$25.2		$95.0	$99.0
Net Revenues	$485.1	$438.6	10.6%	$1,867.6	$1,728.1	8.1%
Operating Income	$54.9	$63.5	(13.6)%	$228.6	$263.7	(13.3)%
Operating Margin %	11.3%	14.5%		12.2%	15.3%
Net Income	$41.5	$45.7	(9.1)%	$175.9	$196.8	(10.6)%
Diluted EPS	$0.64	$0.72	(10.3)%	$2.73	$3.08	(11.1)%
Gain on Sale, net of tax	—	$0.1		$6.3	$2.6
Favorable Income Tax Resolutions	—	—		$2.1	—
Net Income ex Gain on Sale and Favorable Income Tax Resolutions	$41.5	$45.6	(8.9)%	$167.5	$194.1	(13.7)%
Diluted EPS ex Gain on Sale and Favorable Income Tax Resolutions	$0.64	$0.72	(10.1)%	$2.60	$3.03	(14.2)%

Operating Segment Results

Early Development

($ in millions)	4Q09	4Q08	Change	FY2009	FY2008	Change
Net Revenues	$203.1	$214.2	(5.2)%	$791.8	$844.8	(6.3)%
Operating Income	$23.1	$45.8	(49.6)%	$99.7	$205.4	(51.4)%
Margin %	11.3%	21.4%		12.6%	24.3%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, discovery support, and research products. Early Development net revenues for the fourth quarter of 2009 were $203.1 million compared to $214.2 million in the fourth quarter of 2008 and $196.4 million last quarter. Reduced demand for Early Development service offerings led to the 5.2% year-on-year decline in revenues. In the quarter, foreign exchange positively impacted year-on-year revenue growth by 80 basis points. On a sequential basis, toxicology revenues saw growth for the second consecutive quarter. As expected, clinical pharmacology revenues were down significantly from third quarter levels. Full year 2009 net revenues declined 6.3% to $791.8 million compared to $844.8 million in 2008. Full year 2010 Early Development revenues, excluding the acquired gene expression laboratory, are expected to be essentially flat from 2009.

Operating income for the fourth quarter of 2009 declined 49.6% year-over-year to $23.1 million, compared to $45.8 million in the fourth quarter of last year. Operating margins for the fourth quarter of 2009 were 11.3% compared to 21.4% in the fourth quarter of 2008 and 11.4% last quarter. Improvement in toxicology margins from the third quarter were offset by a decline in clinical pharmacology profitability. Full year operating margins were 12.6% compared to 24.3% in the prior year. Early Development operating margins in 2010 are expected to be flat year-on-year.

Late-Stage Development

($ in millions)	4Q09	4Q08	Change	FY2009	FY2008	Change
Net Revenues	$281.9	$224.4	25.6%	$1,075.8	$883.3	21.8%
Operating Income	$63.8	$44.0	45.0%	$254.5	$170.1	49.6%
Margin %	22.6%	19.6%		23.7%	19.3%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval and market access services). Late-Stage Development net revenues for the fourth quarter of 2009 grew 25.6% to $281.9 million compared to $224.4 million in the fourth quarter of 2008 and $278.9 million last quarter. The year-on-year growth was led by the continued exceptional performances of central laboratory and clinical development. Foreign exchange positively impacted year-on-year revenue growth in the quarter by 630 basis points. For the full year 2009, net revenues grew 21.8% to $1,075.8 million compared to $883.3 million in 2008. Late-Stage Development revenues are expected to grow in the mid-teens range in 2010.

Operating income for the fourth quarter of 2009 increased 45.0% to $63.8 million compared to $44.0 million in the fourth quarter of the prior year. Operating margins for the fourth quarter of 2009 increased to 22.6% from 19.6% in the fourth quarter of 2008 on strong performances in clinical development and in central laboratory services. As forecasted, operating margins declined from the third quarter due to increased staffing and a shift in the mix of central laboratory kits. Full year operating margins were 23.7% compared to 19.3% in the prior year. Late-Stage Development operating margins in 2010 are expected to remain at approximately the fourth quarter 2009 level due to increased hiring to support growth and a more traditional testing mix in central laboratory kits.

Corporate Information

The Company’s backlog at December 31, 2009 grew 12.3% year-over-year to $4.87 billion compared to $4.33 billion at December 31, 2008 and $4.79 billion at September 30, 2009. Foreign exchange negatively impacted sequential backlog growth by $61.3 million. Adjusted net orders (net orders adjusted for dedicated capacity contracts) were $643 million in the fourth quarter of 2009.

Corporate expenses totaled $32.0 million in the fourth quarter of 2009 compared to $33.5 million last quarter and $26.3 million in the fourth quarter of last year. For the full year, corporate expenses totaled $125.6 million (or 6.7% of net revenues) compared to $111.9 million (or 6.5% of net revenues) in 2008. We continue to make investments that will improve our ability to provide strategic partnering and integrated services as well as investments in infrastructure to enhance our ability to manage future growth. In 2010, corporate expenses are expected to be approximately 7% of revenue.

Cash and cash equivalents at December 31, 2009 were $289 million compared to $266 million at September 30, 2009 and $221 million at December 31, 2008. The Company is debt free.

Free cash flow (defined as operating cash flow less capital expenditures) for the fourth quarter of 2009 was $52 million, consisting of operating cash flow of $85 million less capital expenditures of $33 million. Free cash flow in 2009 was $128 million, consisting of operating cash flow of $259 million less capital expenditures of $131 million. In 2010, we expect free cash flow to be approximately $120 million, consisting of operating cash flow of approximately $300 million less capital expenditures of approximately $180 million. The free cash flow target for 2010 assumes net Days Sales Outstanding (DSO) remains at 40 days.

Net Days Sales Outstanding (DSO) were 40 days at December 31, 2009 compared to 42 days at September 30, 2009 and 37 days at December 31, 2008.

We continue to experience a lower effective tax rate due to a shift in the geographic mix of earnings and from tax planning initiatives. The effective tax rate was 25.3% in the fourth quarter and 27.0% for the full-year (excluding the impact of favorable income tax resolutions in the third quarter and the gain on sales in 2009). Our 2010 EPS target assumes an effective tax rate of approximately 26.5%.

The Company’s investor conference call will be webcast on January 28 at 9:00 am ET. Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.8 billion, global operations in more than 25 countries, and more than 10,000 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, fluctuations in currency exchange rates, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollars in thousands, except per share data)

	Three Months Ended December 31			Years Ended December 31
	2009	2008		2009		2008
	(UNAUDITED)

Net revenues	$485,065	$438,645		$1,867,634		$1,728,098
Reimbursable out-of-pocket expenses	22,263	25,190		94,992		98,969
Total revenues	507,328	463,835		1,962,626		1,827,067

Costs and expenses:
Cost of revenue	337,896	294,679		1,277,142		1,142,697
Reimbursable out-of-pocket expenses	22,263	25,190		94,992		98,969
Selling, general and administrative	67,544	61,071		270,593		250,180
Depreciation and amortization	24,753	19,399		91,289		71,571
Total costs and expenses	452,456	400,339		1,734,016		1,563,417

Income from operations	54,872	63,496		228,610		263,650

Other expense (income), net:
Interest (income) expense, net	(57)	(833)		201		(6,461)
Foreign exchange transaction loss (gain), net	353	674		245		(142)
Gain on sale of businesses	—	(143)		(9,681)		(4,070)
Other expense (income), net	296	(302	)(a)	(9,235	)(b)	(10,673	)(c)

Income before taxes and equity investee earnings	54,576	63,798	(a)	237,845	(b)	274,323	(c)

Taxes on income	13,820	18,195	(a)	62,870	(b)	79,415	(c)

Equity investee earnings	779	75		907		1,852

Net income	$41,535	$45,678	(a)	$175,882	(b)	$196,760	(c)

Basic earnings per share	$0.65	$0.72	(a)	$2.76	(b)	$3.12	(c)

Weighted average shares outstanding - basic	63,968,682	63,188,155		63,818,717		63,096,155

Diluted earnings per share	$0.64	$0.72	(a)	$2.73	(b)	$3.08	(c)

Weighted average shares outstanding - diluted	64,541,063	63,647,684		64,341,084		63,981,505

(a)   Includes the impact of a $143 gain on sale of Cardiac Safety Services ($93 net of tax) during the fourth quarter of 2008.

(b)         Includes the impact of a $9,026 gain on sale of Interactive Voice & Web Response Services ($5,867 net of tax) and the impact of a $655 gain on sale of Cardiac Safety Services ($426 net of tax) and favorable income tax items totaling $2,072 during the year ended 2009.

(c)   Includes the impact of a $4,070 gain on sale of Cardiac Safety Services ($2,646 net of tax) during the year ended 2008.

Excluding the impact of the gain on sale of businesses and favorable income tax items:

Income before taxes and equity investee earnings	$54,576	$63,655	$228,164	$270,253

Taxes on income	$13,820	$18,145	$61,554	$77,991

Net income	$41,535	$45,585	$167,517	$194,114

Basic earnings per share	$0.65	$0.72	$2.62	$3.08

Diluted earnings per share	$0.64	$0.72	$2.60	$3.03

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 and 2008

(Dollars in thousands)

	December 31	December 31
	2009	2008

ASSETS
Current Assets:
Cash & cash equivalents	$289,469	$221,334
Accounts receivable, net	285,119	228,951
Unbilled services	97,279	112,719
Inventory	80,926	68,206
Deferred income taxes	31,512	15,029
Prepaid expenses and other current assets	93,367	91,451
Total Current Assets	877,672	737,690

Property and equipment, net	921,995	860,957
Goodwill, net	127,653	105,486
Other assets	47,624	48,955
Total Assets	$1,974,944	$1,753,088

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$36,834	$41,887
Accrued payroll and benefits	111,365	104,607
Accrued expenses and other current liabilities	73,383	86,521
Unearned revenue	166,890	162,556
Short-term debt	—	50,000
Income taxes payable	14,272	14,224
Total Current Liabilities	402,744	459,795

Deferred income taxes	98,945	51,385
Other liabilities	62,251	47,059
Total Liabilities	563,940	558,239

Stockholders’ Equity:
Common stock	764	754
Paid-in capital	587,995	551,598
Retained earnings	1,305,451	1,129,569
Accumulated other comprehensive (loss) income	(5,281)	(13,975)
Treasury stock	(477,925)	(473,097)
Total Stockholders’ Equity	1,411,004	1,194,849
Total Liabilities and Stockholders’ Equity	$1,974,944	$1,753,088

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollars in thousands)

	Years Ended December 31
	2009	2008
Cash flows from operating activities:
Net income	$175,882	$196,760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,289	71,571
Non-cash compensation expense associated with employee benefit and stock compensation plans	26,949	25,389
Deferred income tax provision	33,030	9,343
Gain on sale of businesses	(9,681)	(4,070)
Loss on sale of property and equipment	998	1,064
Equity investee earnings	(907)	(1,852)
Changes in operating assets and liabilities, net of businesses acquired and sold:
Accounts receivable	(54,937)	(11,294)
Unbilled services	15,724	(23,884)
Inventory	(12,720)	(13,418)
Accounts payable	(5,163)	9,635
Accrued liabilities	(8,072)	26,952
Unearned revenue	4,174	17,686
Income taxes payable	(1,176)	(2,702)
Other assets and liabilities, net	3,699	(15,023)
Net cash provided by operating activities	259,089	286,157

Cash flows from investing activities:
Capital expenditures	(131,079)	(318,928)
Acquisition of businesses, net of cash acquired	(28,096)	—
Proceeds from sale of businesses	10,373	4,070
Minority equity investment	—	(3,136)
Other, net	29	385
Net cash used in investing activities	(148,773)	(317,609)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facility	(50,000)	50,000
Payment of debt assumed upon acquisition of business	(5,431)	—
Stock issued under employee stock purchase and option plans	10,682	31,500
Purchase of treasury stock	(4,828)	(132,906)
Net cash used in financing activities	(49,577)	(51,406)

Effect of exchange rate changes on cash	7,396	(15,293)

Net change in cash and cash equivalents	68,135	(98,151)

Cash and cash equivalents, beginning of period	221,334	319,485

Cash and cash equivalents, end of period	$289,469	$221,334